Exhibit 4.2

FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

April 9, 2010

among

ITC^DELTACOM, INC.,

the other GRANTORS party hereto,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Collateral Agent,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Authorized Representative under the Credit Agreement,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Authorized Representative under the Indenture

and

each additional Authorized Representative from time to time party hereto

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions

SECTION 1.01.	Definitions Generally	1
SECTION 1.02.	Other Defined Terms	2
SECTION 1.03.	Impairment	7

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.	Priority of Claims	7
SECTION 2.02.	Actions With Respect to Shared Collateral; Prohibition on Contesting Liens	9
SECTION 2.03.	No Interference; Payment Over; No New Liens	10
SECTION 2.04.	Automatic Release of Liens; Amendments to First Lien Security Documents	11
SECTION 2.05.	Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings	12
SECTION 2.06.	Reinstatement	13
SECTION 2.07.	Insurance	13
SECTION 2.08.	Refinancings	13
SECTION 2.09.	Possessory Collateral Agent as Gratuitous Bailee for Perfection	13
SECTION 2.10.	Enforcement by the Collateral Agent	14
SECTION 2.11.	Competing Instructions to the Collateral Agent	15

ARTICLE III

Existence and Amounts of Liens and First Lien Obligations

i

ii

SECTION 5.14.	Integration	25
SECTION 5.15.	Confidentiality	25
SECTION 5.16.	Incorporation by Reference	26

Annex A	Form of Additional Authorized Representative Joinder Agreement

iii

FIRST LIEN INTERCREDITOR AGREEMENT (as amended or supplemented from time to time, this “Agreement”) dated as of April 9, 2010, among ITC^DELTACOM INC., a Delaware corporation (the “Company”), the other GRANTORS (as defined below) party hereto, THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral agent for the First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Collateral Agent”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Authorized Representative for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Administrative Agent”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Authorized Representative for the Notes Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Trustee”), and each additional Authorized Representative from time to time party hereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Trustee (for itself and on behalf of the Notes Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Definitions Generally.  (a)  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement, the Indenture and any Additional Agreement, as applicable, with the Credit Agreement controlling, in the event of discrepancies.

(b)  The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

(c)  Any references herein to provisions of the Bankruptcy Code, and the use of concepts or terms that find meaning in connection therewith (e.g. “debtor-in-possession”) shall be deemed to refer as well to similar provisions, concepts or terms under any other Bankruptcy Law.

SECTION 1.02.  Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Additional Agreement” shall mean any indenture, credit agreement or other agreement, if any, pursuant to which any Grantor has or will incur Additional First Lien Obligations; provided that, in each case, the Indebtedness and other obligations thereunder have been designated as Additional First Lien Obligations pursuant to and in accordance with Section 5.02(c).

“Additional First Lien Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under any Additional Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Grantor or any Affiliate thereof of any Insolvency or Liquidation Proceeding, regardless of whether such interest and fees are allowed claims in such Proceeding, in each case, that have been designated as Additional First Lien Obligations pursuant to and in accordance with Section 5.02(c).

“Additional First Lien Secured Party” means the holder of any Additional First Lien Obligations and any Authorized Representative with respect thereto.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative(s)” means (a) the Authorized Representative of the Credit Agreement Obligations, so long as the Credit Agreement Obligations remain outstanding, (b) the Authorized Representative of the Notes Obligations, so long as the Note Obligations remain outstanding, and (c) the Authorized Representative of any Series of Additional First Lien Obligations, so long as the outstanding principal amount of such Additional First Lien Obligations exceeds $200 million (the “Designated Representative”).

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of any Notes Obligations or the Notes Secured Parties, the Trustee, and (iii) in the case of any Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign bankruptcy, insolvency, receivership or similar law, including laws for the relief of debtors.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Company” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Credit Agreement” means that certain Credit Agreement dated as of April 9, 2010, among the Company, the lenders from time to time parties thereto, and the Administrative Agent and any agreement Refinancing in full the Bank Obligations which has been designated by the Authorized Representative therefor and the Company to the Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Credit Agreement Obligations” means the “Bank Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Bank Secured Parties” as defined in the Credit Agreement.

“Designated Representative” shall have the meaning assigned to such term in the definition of the term “Applicable Authorized Representative(s)”.

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under such Series, (b) payment in full of all other First Lien Obligations under such Series that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid in connection with such Series, (c) cancellation of or the entry into arrangements satisfactory to the Collateral Agent with respect to all letters of credit issued and outstanding under such Series, if any, and (d) termination or expiration of all commitments to lend and all obligations to issue or extend letters of credit under such Series, if any.

“Discharge of Credit Agreement Obligations” means Discharge of the Bank Obligations; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of the Bank Obligations with Additional First Lien Obligations secured by the Shared Collateral under an agreement relating to Additional First Lien Obligations which has been designated in writing by the Authorized Representative therefor and the Company to the Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Enforcement Actions” means the exercise of any action, right or remedy specified in any First Lien Security Document or permitted by applicable law with respect to the Collateral or otherwise provided in any First Lien Security Document, including to collect and apply Collateral, to exercise exclusive control over or rights with respect to Collateral, to dispose of Collateral upon foreclosure (judicially or, to the fullest extent permitted by applicable law, non-judicially), to exercise voting rights with respect to any Pledged Stock, to incur expenses, including legal fees, in connection with any Enforcement Action (and to demand, sue for, collect, receive and give acquittance for the same) and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code or similar law of any applicable jurisdiction and under other applicable law, and of a secured creditor under any Bankruptcy Law, to settle, compromise, compound, prosecute or defend any related action or proceeding, to initiate action before any competent court of law and to sell, lease, license or otherwise dispose or cause disposition of, and to exercise all rights relating to, or to levy or execute upon, the Collateral or any part thereof.

“First Lien Credit Documents” means the Loan Documents (as defined in the Credit Agreement), the Indenture and each Additional Agreement.

“First Lien Event of Default” means any Event of Default under and as defined in the Credit Agreement, any “Event of Default” under and as defined in the Indenture or any “Event of Default” (or similar defined term) under and as defined in any Additional Agreement.

“First Lien Obligations” means, collectively, the Credit Agreement Obligations, the Notes Obligations and each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means the Credit Agreement Secured Parties, the Notes Secured Parties and the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.

“First Lien Security Documents” means each agreement, instrument or other document entered into in favor of the Collateral Agent for purposes of securing any Series of First Lien Obligations, including the Security Agreement.

“Grantors” means the Company and any other person that has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations or is a guarantor under the Credit Agreement, the Indenture or any Additional Agreement.

“Guarantees” mean (i) the guarantee obligations of the Guarantors under the Guarantee Agreement dated as of April 9, 2010, among the Company, the subsidiaries from time to time party thereto and the Administrative Agent, (ii) the guarantee obligations under the Indenture and (iii) any guarantee obligations with respect to any Additional First Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 1.03.

“Indenture” means that certain Indenture dated as of April 9, 2010, among the Company, the guarantors identified therein and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against any Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Grantor, any receivership or assignment for the benefit of creditors relating to any Grantor or any similar case or proceeding relative to any Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution or other winding up of or relating to any Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder” means the document required to be delivered by an Authorized Representative to the Collateral Agent pursuant to Section 5.02(c) in order to create a Series of Additional First Lien Obligations.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or other), pledge, charge, hypothecation, assignment, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Notes Obligations” shall have the meaning assigned to such term in the Security Agreement.

“Notes Secured Parties” shall have the meaning assigned to such term in the Security Agreement.

“Possessory Collateral” means any Shared Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or the law of any foreign jurisdiction. Possessory Collateral includes any Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First Lien Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Proceeds” shall have the meaning assigned to such term in Section 2.01.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Security Agreement” means the security agreement dated as of April 9, 2010, among the Company, the subsidiaries of the Company from time to time party thereto and the Collateral Agent.

“Series” means (a) with respect to the First Lien Secured Parties, each of the Credit Agreement Secured Parties (in their capacities as such), the Notes Secured Parties (in their capacity as such) and the Additional First Lien Secured Parties (in their capacities as such) that become subject to this Agreement that are represented by a common Authorized Representative, and (b) with respect to any First Lien Obligations, each of the Credit Agreement Obligations, the Notes Obligations and the Additional First Lien Obligations which, pursuant to any Joinder, are to be represented by a common Authorized Representative.

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or the Collateral Agent on behalf of such holders) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series that does not have a valid and perfected security interest in such Collateral at such time.

“Trustee” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

SECTION 1.03.  Impairment.  It is the intention of the First Lien Secured Parties of each Series that the Additional First Lien Secured Parties with respect to any Series of Additional First Lien Obligations (and not the First Lien Secured Parties of any other Series) bear the risk of any determination by a court of competent jurisdiction that (x) any of the Additional First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) the security interest of such Series of Additional First Lien Obligations in any of the Collateral securing any other Series is not enforceable or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of Additional First Lien Obligations (any such condition, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Additional First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Additional First Lien Obligations, and the rights of the holders of such Series of Additional First Lien Obligations (including the right to receive distributions in respect of such Series pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series subject to such Impairment. For the avoidance of doubt, the foregoing shall not apply to Impairments with respect to the Credit Agreement Obligations and Notes Obligations, which shall be treated in accordance with Section 2.01(d). Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), then, subject to Section 2.05(a), any reference to such First Lien Obligations or the documents governing such First Lien Obligations shall refer to such First Lien Obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.  Priority of Claims.  (a)  Anything contained herein or in any of the First Lien Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if a First Lien Event of Default has occurred and is continuing and the Collateral Agent or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of any Grantor or otherwise (whether pursuant to a plan of reorganization or otherwise), then the proceeds of any sale, collection or other liquidation or disposition of any such Shared Collateral received by the Collateral Agent or any First Lien Secured Party and proceeds of any such distribution (all proceeds of any such sale, collection or other liquidation or disposition of any Shared Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement or any other First Lien Credit Document, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any First Lien Credit Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any First Lien Credit Document; (ii) SECOND, to the payment in full of all First Lien Obligations owed to the Authorized Representatives in their capacities as such, including expense reimbursement obligations and indemnification obligations; (iii) THIRD, to the payment in full of all of the Credit Agreement Obligations, the amounts so applied to be distributed among the Credit Agreement Secured Parties in accordance with Section 9.18 of the Credit Agreement; (iv) FOURTH, subject to Section 1.03, to the payment in full of the First Lien Obligations of each Series on a ratable basis in accordance with the amounts of such First Lien Obligations and the terms of the applicable First Lien Credit Documents; and (v) FIFTH, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(b)  It is acknowledged that the First Lien Obligations of any Series may, subject to any limitations set forth in the First Lien Credit Documents of the other Series, be Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of each Series.

(c)  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the First Lien Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Sections 1.03 and 2.01(d)), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

(d)  If either the Credit Agreement Obligations or the Notes Obligations are subject to Impairment with respect to any Shared Collateral and the other such Series is not subject to the same Impairment, the Collateral Agent shall allocate the Proceeds of any such Shared Collateral to all Series of First Lien Obligations in accordance with Section 2.01(a), disregarding the existence of such Impairment.

(e)  Notwithstanding anything in this Agreement or any other First Lien Security Document to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent or the Collateral Agent pursuant to Section 2.13(a), 2.23(a) or 2.23(j) of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in such Section of the Credit Agreement and will not constitute Shared Collateral; provided that the Grantors shall not be required to take any further action with respect to such Collateral pursuant to Section 3.04(b) of the Security Agreement.

SECTION 2.02.  Actions With Respect to Shared Collateral; Prohibition on Contesting Liens.  (a)  With respect to any Shared Collateral, (i) only the Collateral Agent shall act or refrain from acting with respect to the Shared Collateral, and then only on the instructions of the Applicable Authorized Representative pursuant to Sections 2.10 and 2.11, (ii) the Collateral Agent shall not follow any instructions with respect to such Shared Collateral from any First Lien Secured Party other than the Applicable Authorized Representative and (iii) no First Lien Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral, whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, the Collateral Agent or any other First Lien Secured Party may file a proof of claim or statement of interest with respect to the First Lien Obligations owed to First Lien Secured Parties; (ii) the Collateral Agent or any other First Lien Secured Party may take any action to preserve or protect the validity and enforceability of the Liens granted in favor of First Lien Secured Parties, provided that no such action is, or could reasonably be expected to be, (A) adverse to the Liens granted in favor of the other First Lien Secured Parties or the rights of the Collateral Agent or any other First Lien Secured Parties to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of the Liens provided in Section 2.04; and (iii) the Collateral Agent or any other First Lien Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such First Lien Secured Party, including any claims secured by the Shared Collateral, in each case, to the extent not inconsistent with the terms of this Agreement. Notwithstanding the equal priority of the Liens, the Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No other First Lien Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent or any other exercise by the Collateral Agent of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, Collateral Agent or Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(b)  Each of the Authorized Representatives agrees that it will not accept any Lien on any Collateral for the benefit of any Series of First Lien Obligations (other than funds deposited for the discharge or defeasance of any Notes Obligations) other than pursuant to the First Lien Security Documents or as contemplated by Section 2.01(e), and by executing this Agreement or a Joinder, each Authorized Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Security Documents applicable to it.

(c)  Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement.

SECTION 2.03.  No Interference; Payment Over; No New Liens.  (a)  Each First Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by, or other provisions of, this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral or (B) consent to the exercise by the Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any Insolvency or Litigation Proceeding or other proceeding any claim against the Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b)  Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies, at any time prior to the

Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

(c)  The parties hereto agree that, so long as the Discharge of all the First Lien Obligations has not occurred, none of the Grantors shall, or shall permit any of its subsidiaries to, grant or permit any additional Liens on any asset to secure any Additional First Lien Obligation in favor of a particular Series after the date hereof unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the First Lien Obligations in favor of all other Series. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the Collateral Agent or the other First Lien Secured Parties, the Collateral Agent agrees, for itself and on behalf of the other First Lien Secured Parties, that any amounts received by or distributed to any First Lien Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.03(c) shall be subject to Section 2.03(b).

SECTION 2.04.  Automatic Release of Liens; Amendments to First Lien Security Documents.  (a)  If, at any time the Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral, and in connection therewith determines to release any Liens over such Shared Collateral, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b)  Each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document, so long as the Collateral Agent receives a certificate of the Company stating that such amendment is permitted by the terms of each then extant First Lien Credit Document. Additionally, each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document solely as such First Lien Security Document relates to a particular Series of First Lien Obligations so long as (x) such amendment is in accordance with the First Lien Credit Document pursuant to which such Series of First Lien Obligations was incurred and (y) such amendment does not adversely affect the First Lien Secured Parties of any other Series.

(c)  Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Collateral Agent to evidence and confirm any release of Shared Collateral or amendment to any First Lien Security Document provided for in this Section.

SECTION 2.05.  Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings.  (a)  This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under any Bankruptcy Law by or against any Grantor or any of its subsidiaries. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of each Series of First Lien Obligations, then, to the extent the debt obligations distributed on account of each Series of First Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)  If, prior to the Discharge of the Credit Agreement Obligations, any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or any other Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any similar provision of foreign law or the use of cash collateral under Section 363 of the Bankruptcy Code or any similar provision of foreign law, each First Lien Secured Party agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Authorized Representative of the Credit Agreement Obligations shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of First Lien Secured Parties that are DIP Lenders, each other First Lien Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the First Lien Secured Parties that are DIP Lenders (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the First Lien Secured Parties that are DIP Lenders, each other First Lien Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 of this Agreement and (D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06.  Reinstatement.  In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United Stated Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07.  Insurance.  As between the First Lien Secured Parties, the Collateral Agent, acting at the direction of the Applicable Authorized Representative, shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral and the Collateral Agent shall apply the proceeds received from any such adjustment, settlement or award in accordance with the provisions of Section 2.01.

SECTION 2.08.  Refinancings.  The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any First Lien Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09.  Possessory Collateral Agent as Gratuitous Bailee for Perfection.  (a)  The Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Collateral Agent, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b)  The duties or responsibilities of the Collateral Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

SECTION 2.10.  Enforcement by the Collateral Agent.  (a)  If any Event of Default under any First Lien Document shall have occurred and be continuing, the Collateral Agent shall act in relation to the Collateral in accordance with the instructions of (i) on or prior to the Discharge of Credit Agreement Obligations, the Administrative Agent (acting with the consent of the requisite number of Lenders specified in the Credit Agreement), the Trustee (acting with the consent required in accordance the terms of the Indenture) and the Designated Representative (acting pursuant to the terms of the applicable Additional Agreement) and (ii) after the Discharge of Credit Agreement Obligations, the Trustee (acting, if applicable, with the consent required in accordance with the terms of the Indenture) and the Designated Representative (acting pursuant to the terms of the applicable Additional Agreement).

(b)  The Collateral Agent may disregard any instructions from any other person to exercise any right or remedy hereunder with respect to the Collateral and if those instructions are inconsistent with this Agreement.

(c)  Any person entitled to instruct the Collateral Agent to exercise any right or remedy hereunder with respect to the Collateral may give or refrain from giving instructions to the Collateral Agent to exercise or refrain from exercising the Collateral as it sees fit in accordance with the other provisions of this Agreement; provided that the consent of the Trustee and the Designated Representative, and if such instruction is delivered to the Collateral Agent on or prior to the occurrence of the Discharge of Credit Agreement Obligations, the Administrative Agent, shall be required before the Collateral Agent is entitled to rely on or follow such instruction.

(d)  Subject to paragraph (e) below, before giving any instructions to the Collateral Agent to exercise any right or remedy hereunder with respect to the Collateral, the Administrative Agent, the Trustee and the Designated Representative shall consult with one another and with the Collateral Agent in good faith, with a view to coordinating those instructions, for a period of up to 45 days or such shorter period as the Administrative Agent, the Trustee and the Designated Representative may agree.

(e)  The Administrative Agent, the Trustee and the Designated Representative shall not be obliged to consult in accordance with paragraph (d) above if the Administrative Agent, the Trustee and the Designated Representative determine in good faith (and give the Collateral Agent prior notice in writing) that to enter into such consultations and thereby delay the commencement of enforcement of the Collateral could reasonably be expected to have a material adverse effect on their ability to enforce any of the Collateral or the realization of any proceeds of any enforcement of the Collateral.

(f)  The Collateral Agent shall inform each other Authorized Representative on receiving any instructions under this Section 2.10 to enforce the Collateral.

SECTION 2.11.  Competing Instructions to the Collateral Agent.  (a)  If the instructions given to the Collateral Agent by the Applicable Authorized Representatives are not consistent (or if any Applicable Authorized Representative shall have not instructed the Collateral Agent): (i) the Collateral Agent shall promptly notify the Applicable Authorized Representatives; and (ii) following such notification, the Applicable Authorized Representatives shall consult with one another in good faith for at least 15 days (the “Consultation Period”) with a view to resolving the conflict in, or coordinating the giving of, any such instructions, provided that the Consultation Period shall end immediately if the Applicable Authorized Representatives determine in good faith (and give the Collateral Agent notice in writing) that such consultation and thereby the delay in the enforcement of the Collateral could reasonably be expected to have a material adverse effect on (A) their ability to enforce any of the Collateral or (B) the realization of any proceeds of any enforcement of the Collateral.

(b)  If, following the end of the Consultation Period, the Collateral Agent has not received instructions from all of the Applicable Authorized Representatives, the Collateral Agent shall act in accordance with this Agreement and in accordance with the instructions so received.

(c)  If, following the end of the Consultation Period, the Collateral Agent has received no instructions from the Applicable Authorized Representatives, or has received inconsistent instructions from two or more such parties, the Collateral Agent shall be authorized to take, but shall not be required to take and shall in no event have any liability for failing to take, such Enforcement Actions as the Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of all the First Lien Secured Parties and to maximize both the value of the Collateral and the present value of the recovery by the First Lien Secured Parties on the First Lien Obligations and shall give the First Lien Secured Parties prompt notice of such action.

ARTICLE III

Existence and Amounts of Liens and First Lien Obligations

Whenever the Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if any Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. The Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

The Collateral Agent

SECTION 4.01.  Appointment and Authority.  (a)  Each of the First Lien Secured Parties hereby irrevocably appoints The Bank of New York Mellon Trust Company, N.A. to act on its behalf, and the Bank of New York Mellon Trust Company, N.A. hereby acknowledges such appointment and agrees to act, as the Collateral Agent hereunder and under each of the other First Lien Security Documents, and each of the First Lien Secured Parties authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder at the direction of the Applicable Authorized Representative, shall be entitled to the benefits of all provisions of this Article IV (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the First Lien Security Documents) as if set forth in full herein with respect thereto.

(b)  Each First Lien Secured Party acknowledges and agrees that the Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which the holders of the First Lien Obligations would otherwise be entitled as a result of such First Lien Obligations. Without limiting the foregoing, each First Lien Secured Party agrees that none of the Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to such First Lien Secured Party or any Series of First Lien Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by such First Lien Secured Party from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which the Collateral Agent, any Authorized Representative or any First Lien Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or in connection with the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, any Grantor or any of its subsidiaries, as debtor-in-possession.

SECTION 4.02.  Rights as a First Lien Secured Party.  (a)  The person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Notes Secured Party”, “Notes Secured Parties”, “Additional First Lien Secured Party” or “Additional First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Collateral Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any subsidiary or other Affiliate thereof as if such person were not the Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.

SECTION 4.03.  Exculpatory Provisions.  (a)  The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other First Lien Security Documents. Without limiting the generality of the foregoing, the Collateral Agent:

(i)  shall not be subject to any fiduciary or other implied duties, regardless of whether a First Lien Event of Default has occurred and is continuing;

(ii)  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First Lien Security Documents that the

Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any First Lien Security Document or applicable law;

(iii)  shall not, except as expressly set forth herein and in the other First Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the person serving as the Collateral Agent or any of its Affiliates in any capacity;

(iv)  shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Applicable Authorized Representative or (B) in the absence of its own gross negligence or willful misconduct or (C) in reliance on a certificate of an authorized officer of the Company stating that such action is permitted by the terms of this Agreement. The Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event of Default is given to the Collateral Agent by the Authorized Representative of such First Lien Obligations or a Grantor;

(v)  shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement (except for its representations and warranties set forth in Article V) or any other First Lien Security Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (E) the value or the sufficiency of any Collateral for any Series of First Lien Obligations or (F) the satisfaction of any condition set forth in any First Lien Credit Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent; and

(vi)  shall have no duty to act outside of the United States in respect of any Collateral located in a jurisdiction outside the United States.

SECTION 4.04.  Reliance by Collateral Agent.  The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05.  Delegation of Duties.  The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First Lien Security Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Collateral Agent and any such sub-agent.

SECTION 4.06.  Termination and Resignation of Collateral Agent.  The Collateral Agent may at any time give notice of its resignation as Collateral Agent under this Agreement and the other First Lien Security Documents to each Authorized Representative and the Company. Upon receipt of any such notice of resignation, the Applicable Authorized Representative shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Applicable Authorized Representative and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the First Lien Secured Parties, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that if the Collateral Agent shall notify the Company and each Authorized Representative that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other First Lien Security Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the First Lien Secured Parties under any of the First Lien Security Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the perfection of the security interests of the First Lien Secured Parties therein until such time as a successor Collateral Agent is appointed but with no obligation to take any further action at the request of the Applicable Authorized Representative or any other First Lien Secured Parties) and (b) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Authorized Representative directly, until such time as the Applicable Authorized Representative appoints a successor Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder and under the First Lien Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other First Lien Security Documents (if not already discharged therefrom as provided above in this Section). After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. Upon any notice of resignation of the Collateral Agent hereunder and under the other First Lien Security Documents, the Company agrees to use commercially reasonable efforts to transfer (and maintain the validity and priority of) the Liens in favor of the retiring Collateral Agent under the First Lien Security Documents to the successor Collateral Agent.

SECTION 4.07.  Non-Reliance on Collateral Agent and other First Lien Secured Parties.  Each First Lien Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other First Lien Credit Documents. Each First Lien Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other First Lien Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.08.  Collateral and Guaranty Matters.  Each of the First Lien Secured Parties irrevocably authorizes the Collateral Agent, and the Collateral Agent hereby agrees:

(a)  to release any Lien on any property granted to or held by the Collateral Agent under any First Lien Security Document in accordance with Section 2.04 or upon receipt of a written request from the Company stating that the releases of such Lien is permitted by the terms of each then extant First Lien Credit Documents;

(b)  to release the security interest in, and Liens on, the Collateral at the times, and to the extent, provided in Article VIII of the Credit Agreement, Sections 12.04 and 12.07 of the Indenture and the applicable provision of the Additional Agreement (if any); and

(c)  in connection with any release pursuant to this Section 4.08, to promptly (i) execute and deliver to any Grantor, at such Grantor’s expense, all Uniform Commercial Code termination statements, all releases and other documents that such Grantor shall reasonably request to effectively evidence such release and (ii) deliver to the Grantors any portion of such Collateral so released in possession of the Collateral Agent.

ARTICLE V

Miscellaneous

SECTION 5.01.  Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)  if to the Collateral Agent, to it at The Bank of New York Mellon Trust Company, N.A., 900 Ashwood Parkway, Suite 425, Atlanta, GA 30338, Attention of BNY Mellon Corporate Trust (Telephone: (770) 698-5109, Fax No. (770) 698-5108);

(b)  if to the Trustee, to it at The Bank of New York Mellon Trust Company, N.A., 900 Ashwood Parkway, Suite 425, Atlanta, GA 30338, Attention of BNY Mellon Corporate Trust (Telephone: (770) 698-5109, Fax No. (770) 698-5108);

(c)  if to the Administrative Agent, to it at Credit Suisse AG, Agency Manager, Eleven Madison Avenue, New York, NY 10010 (Fax No. 212-322-2291), Email: agency.loanops@credit-suisse.com;

(d)  if to any Additional Authorized Representative, to it at the address set forth in the applicable Joinder; and

(e)  if to any Grantor, to it at 7037 Old Madison Pike, Huntsville, AL 35806, Attention of Richard E. Fish, Jr. (Fax No. (256) 382-3935).

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02.  Waivers; Amendment.  (a)  No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and the Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any other Grantor, with the consent of the Company).

(c)  So long as expressly permitted by the First Lien Credit Documents then outstanding, the Company may from time to time designate Indebtedness and other obligations at the time of incurrence to be secured on a pari passu basis with the then outstanding First Lien Obligations as Additional First Lien Obligations hereunder by delivering to the Collateral Agent and each Authorized Representative (a) a certificate signed by a Responsible Officer of the Company (i) identifying the Indebtedness and other obligations so designated and the aggregate principal amount or face amount thereof, (ii) stating that such Indebtedness and other obligations are designated as Additional First Lien Obligations for purposes hereof, (iii) representing that such designation of such Indebtedness and other obligations as Additional First Lien Obligations complies with the terms of the First Lien Credit Documents then outstanding and (iv) specifying the name and address of the Authorized Representative for such Indebtedness and other obligations and (b) a fully executed Joinder (in the form attached as Annex A). Each Authorized Representative agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Collateral Agent shall act hereunder for the benefit of all First Lien Secured Parties, including any First Lien Secured Parties that hold any Additional First Lien Obligations, and each Authorized Representative agrees to the appointment, and acceptance of the appointment, of the Collateral Agent as agent for the holders of such Additional First Lien Obligations as set forth in each Joinder and agrees, on behalf of itself and each First Lien Secured Party it represents, to be bound by this Agreement.

SECTION 5.03.  Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04.  Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05.  First Lien Obligations Absolute.  The Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the Collateral Agent and the other First Lien Secured Parties shall remain in full force and effect irrespective of:

(a)  any lack of validity or enforceability of any First Lien Credit Document;

(b)  any change in the time, place or manner of payment of, or in any other term of (including the Refinancing of), all or any portion of the First Lien Obligations, it being specifically acknowledged that a portion of the First Lien Obligations consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c)  any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Lien Obligations;

(d)  any amendment, waiver or other modification, whether by course of conduct or otherwise, of any First Lien Credit Document;

(e)  the securing of any First Lien Obligations with any additional collateral or guarantees, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any First Lien Obligations; or

(f)  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the First Lien Obligations or this Agreement.

SECTION 5.06.  Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.07.  Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.08.  Governing Law; Jurisdiction; Consent to Service of Process.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 5.09.  Submission To Jurisdiction Waivers.  (a)  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court or in any such Federal court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 5.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO AUTHORIZED REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11.  Headings.  Article and Section headings used herein and the Table of Contents hereto are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.12.  Conflicts.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other First Lien Credit Documents or First Lien Security Documents, the provisions of this Agreement shall control.

SECTION 5.13.  Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.04, 2.05, 2.08, 2.09, 2.10, 2.11 and 4.08 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the First Lien Credit Documents), and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09, 2.10, 2.11 and 4.08 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.14.  Integration.  This Agreement together with the other First Lien Credit Documents and the First Lien Security Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Collateral Agent or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other First Lien Credit Documents or the First Lien Security Documents.

SECTION 5.15.  Confidentiality.  The Collateral Agent agrees to take customary precautions and exercise due care to maintain the confidentiality of all information provided to the Collateral Agent by or on behalf of any Grantor under this Agreement or any other First Lien Credit Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Collateral Agent or (ii) was or becomes available on a non-confidential basis from a source other than any of the Grantors; provided that such source is not bound by a confidentiality obligation with any of the Grantors known to the Collateral Agent. Notwithstanding the foregoing, the Collateral Agent may disclose any such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Collateral Agent is subject or in connection with an examination of the Collateral Agent by any such Governmental Authority, (B) pursuant to subpoena or other court process, (C) when required to do so in accordance with the provisions of any applicable requirement of law, (D) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any Bankruptcy Case) to which the Collateral Agent or its respective Affiliates may be party, (E) to the extent required in connection with the exercise of any remedy or enforcement of any rights hereunder or under any other First Lien Credit Document, (F) to the Collateral Agent’s independent auditors, accountants, attorneys, and other professional advisors who shall be advised of their obligation to keep such information confidential, (G) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which any of the Grantors is a party or is deemed a party with the Collateral Agent, and (H) to its Affiliates to be used in connection with this Agreement and the First Lien Credit Documents and the transactions contemplated hereby and thereby so long as such Affiliates to keep such information confidential to the same extent required by the Collateral Agent hereunder.

SECTION 5.16.  Incorporation by Reference.  In connection with its execution and acting hereunder, the Collateral Agent is entitled to all rights, privileges, protections, benefits, immunities and indemnities provided to it as Trustee under the Indenture.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent,

by	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,

by	/s/ Judith E. Smith
Name: Judith E. Smith
Title: Managing Director

by	/s/ Kevin Buddhdew
Name: Kevin Buddhdew
Title: Associate

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

by	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

ITC^DELTACOM, INC.,

by	/s/ J. Thomas Mullis
Name: J. Thomas Mullis
Title: Senior Vice President-Legal and Regulatory, General Counsel and Secretary

INTERSTATE FIBERNET, INC.,

by	/s/ J. Thomas Mullis
Name: J. Thomas Mullis
Title: Senior Vice President, General Counsel and Secretary

DELTACOM, INC.,

by	/s/ J. Thomas Mullis
Name: J. Thomas Mullis
Title: Senior Vice President, General Counsel and Secretary

DELTACOM INFORMATION SYSTEMS, INC.,

by	/s/ J. Thomas Mullis
Name: J. Thomas Mullis
Title: Senior Vice President, General Counsel and Secretary

BTI TELECOM CORP.,

by	/s/ J. Thomas Mullis
Name: J. Thomas Mullis
Title: Senior Vice President, General Counsel and Secretary

BUSINESS TELECOM, INC.,

by	/s/ J. Thomas Mullis
Name: J. Thomas Mullis
Title: Senior Vice President, General Counsel and Secretary

BUSINESS TELECOM OF VIRGINIA, INC.,

by	/s/ J. Thomas Mullis
Name: J. Thomas Mullis
Title: Senior Vice President, General Counsel and Secretary

Annex A

[FORM OF] ADDITIONAL AUTHORIZED REPRESENTATIVE JOINDER AGREEMENT NO. [            ] dated as of [                    ], 20[            ] (the “Additional Authorized Representative Joinder Agreement”), to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of April 9, 2010 (the “Intercreditor Agreement”), among ITC^DELTACOM, INC., a Delaware corporation (the “Company”), the GRANTORS party thereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Administrative Agent, THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as the Trustee and the Collateral Agent, [                    ], as the Initial Additional Authorized Representative, and each ADDITIONAL AUTHORIZED REPRESENTATIVE from time to time party thereto.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

The Company and the other Grantors propose to issue or incur “Additional Obligations” designated by the Company as such in accordance with Section 5.02(c) of the Intercreditor Agreement in a certificate of a Responsible Officer of the Company delivered concurrently herewith to the Collateral Agent and the Authorized Representatives (the “Additional Obligations”). The person identified in the signature pages hereto as the “Additional Authorized Representative” (the “Additional Authorized Representative”) will serve as the administrative agent, trustee or a similar representative for the holders of the Additional Obligations (the “Additional Secured Parties”).

The Additional Authorized Representative wishes, in accordance with the provisions of the Intercreditor Agreement, to become a party to the Intercreditor Agreement and to acquire and undertake, for itself and on behalf of the Additional Secured Parties, the rights and obligations of an “Additional Authorized Representative” and “Secured Parties” thereunder.

Accordingly, the Additional Authorized Representative, for itself and on behalf of the Additional Secured Parties, and the Company agree as follows, for the benefit of the Collateral Agent, the existing Authorized Representatives and the existing Secured Parties:

Accession to the Intercreditor Agreement.  The Additional Authorized Representative hereby (a) accedes and becomes a party to the Intercreditor Agreement as an “Additional Authorized Representative”, (b) agrees, for itself and on behalf of the Additional Secured Parties, to all the terms and provisions of the Intercreditor Agreement and (c) acknowledges and agrees that (i) the Additional Obligations and Liens on any Shared Collateral securing the same shall be subject to the provisions of the Intercreditor Agreement and (ii) the Additional Authorized Representative and the Additional Secured Parties shall have the rights and obligations specified under the Intercreditor Agreement with respect to an “Authorized Representative” or a “Secured Party”, and shall be subject to and bound by the provisions of the Intercreditor Agreement. The Intercreditor Agreement is hereby incorporated by reference.

Representations and Warranties of the Additional Authorized Representative.  The Additional Authorized Representative represents and warrants to the Collateral Agent, the existing Authorized Representatives and the existing Secured Parties that (a) it has full power and authority to enter into this Additional Authorized Representative Joinder Agreement, in its capacity as the Additional Authorized Representative, (b) this Additional Authorized Representative Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (c) the Additional Agreement relating to the Additional Obligations provides that, upon the Additional Authorized Representative’s execution and delivery of this Additional Authorized Representative Joinder Agreement, (i) the Additional Obligations and Liens on any Shared Collateral securing the same shall be subject to the provisions of the Intercreditor Agreement and (ii) the Additional Authorized Representative and the Additional Secured Parties shall have the rights and obligations specified therefor under, and shall be subject to and bound by the provisions of, the Intercreditor Agreement.

Parties in Interest.  This Additional Authorized Representative Joinder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by (in the case of the Additional Secured Parties), and to be third party beneficiaries of (in the case of all Secured Parties), this Additional Authorized Representative Joinder Agreement.

Counterparts.  This Additional Authorized Representative Joinder Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Additional Authorized Representative Joinder Agreement.

Governing Law.  This Additional Authorized Representative Joinder Agreement shall be construed in accordance with and governed by the law of the State of New York.

Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement. All communications and notices hereunder to the Additional Authorized Representative shall be given to it at the address set forth under its signature hereto, which information supplements Section 5.01 to the Intercreditor Agreement.

Expenses.  The Company agrees to reimburse the Collateral Agent and each of the Authorized Representatives for its actual reasonable and documented out-of-pocket expenses in connection with this Additional Authorized Representative Joinder Agreement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent and any of the Authorized Representatives.

IN WITNESS WHEREOF, the Additional Authorized Representative and the Company have duly executed this Additional Authorized Representative Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[ ], as Additional Authorized Representative,

by
Name:
Title:
Address for notices:

attention of:

Facsimile:

ITC^DELTACOM, INC.,

by
Name:
Title:

Acknowledged by:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent,

by
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,

by
Name:
Title:

by
Name:
Title:

A-4